SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO

               SECTION 8(A) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    American Skandia Life Assurance Corporation Separate Account B Class 7

Address of Principal Business Office:  One Corporate Drive, Shelton,
                                       Connecticut 06484

Telephone Number: (203) 926-1888

Name and address of agent for service of process:

                      T. Richard Kennedy, General Counsel

                   American Skandia Life Assurance Corporation
                        One Corporate Drive, P.O. Box 883
                         Shelton, Connecticut 06484-0883

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A: YES[ ] NO[ X ]

Pursuant to the requirements of the Investment Company Act of 1940, the Depositor of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Shelton, State of Connecticut, on the 22nd day of November, 1999.

                                     AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                     SEPARATE ACCOUNT B CLASS 7
                                     (REGISTRANT)

                                     BY: AMERICAN SKANDIA LIFE ASSURANCE
                                         CORPORATION (DEPOSITOR)

                                     BY: /S/ GORDON C. BORONOW
                                     Gordon C. Boronow, President and
                                     Deputy Chief Executive Officer

ATTEST: /S/ KATHLEEN A. CHAPMAN
        Kathleen A. Chapman,
        Assistant Corporate Secretary